Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-246371) of Sunrun Inc. and the related Joint Proxy Statement/Prospectus of Sunrun Inc. and Vivint Solar, Inc. and to the incorporation by reference therein of our reports dated March 10, 2020, with respect to the consolidated financial statements of Vivint Solar, Inc., and the effectiveness of internal control over financial reporting of Vivint Solar, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, UT

September 1, 2020